                                                           Exhibit 99.1

For Immediate Release	For More Information Contact:
Barron Beneski (703) 406-5528
Public and Investor Relations
beneski.barron@orbital.com

ORBITAL CLOSES NEW $300 MILLION FIVE-YEAR
REVOLVING CREDIT FACILITY

-- New Arrangement Replaces Expiring $100 Million Credit Facility --

-- Expanded Capacity Supports Company’s Future Growth Strategy --

(Dulles, VA 8 June 2011) -- Orbital Sciences Corporation (NYSE: ORB), one of the world’s leading space technology companies, today announced that it has entered into a new five-year $300 million revolving credit facility that replaces the company’s existing $100 million revolving credit facility, which was scheduled to mature in 2012.  The new facility also permits the company to increase the aggregate principal amount up to $450 million, subject to the availability of additional commitments from the lenders.

The new facility is led by Wells Fargo and was co-arranged by Citi and Bank of America.

“The terms and conditions of the new credit facility reflect the financial strength of Orbital and will support the company’s anticipated growth in the future.  With an attractive pricing and covenant structure reflecting the very favorable credit market conditions, the new facility will allow Orbital to maintain a high level of financial flexibility to pursue a profitable and sustainable growth strategy,” said Mr. Garrett E. Pierce, Orbital’s Vice Chairman and Chief Financial Officer.

About Orbital

Orbital develops and manufactures small- and medium-class rockets and space systems for commercial, military and civil government customers.  The company’s primary products are satellites and launch vehicles, including low-Earth orbit, geosynchronous-Earth orbit and planetary exploration spacecraft for communications, remote sensing, scientific and defense missions; human-rated space systems for Earth-orbit, lunar and other missions; ground- and air-launched rockets that deliver satellites into orbit; and missile defense systems that are used as interceptor and target vehicles.  Orbital also provides satellite subsystems and space-related technical services to U.S. Government agencies and laboratories.

More information about Orbital can be found at http://www.orbital.com

-- more --

Orbital Sciences Corporation • 21839 Atlantic Blvd., Dulles, VA 20166 • 703-406-5000

Orbital Closes New $300 Million Five-Year Revolving Credit Facility

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements in this press release are forward-looking in nature or “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements often include the words “anticipate,” “forecast,” “expect,” “believe,” “should,” “intend,” “plan” and words of similar substance.  Such forward-looking statements reflect Orbital’s expectations, assumptions and beliefs about future events and are subject to risks, trends and uncertainties that could cause the actual results or performance of the company to be materially different from the forward-looking statement.  Uncertainty surrounding factors such as continued government support and funding for key space and defense programs, new product development programs, achievement of important performance milestones on significant contracts, product performance and market acceptance of products and technologies, government contract procurement and termination risks, and income tax rates, as well as other risk factors and business considerations described in the company’s SEC filings, including its annual report on Form 10-K, could impact Orbital’s actual financial  and operational results.  Orbital assumes no obligation for updating the information contained in this press release.

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